Exhibit 99.1

Foresight Energy LP Announces Appointment of a New Board Member

ST. LOUIS, Missouri — (BUSINESS WIRE) — March 25, 2019 — Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, is pleased to announce the appointment of Ms. Lesslie H. Ray as a new member of the Board of Directors of its general partner (“Board”).

Ms. Ray has served as the Chief Executive Officer for Greenway Wealth Management LLC since April of 2017.  From April 2013 to April 2017, Ms. Ray worked on the Foresight Management LLC business development team, spending the majority of her time with various Foresight Energy related commercial and financial transactions.  Prior to joining Foresight Management, Ms. Ray worked in banking for JPMorgan Chase & Company and Bank of America Securities in capital markets focused on real estate.  Ms. Ray earned her Bachelor of Business Administration from the University of Georgia as well as her Masters of Business Administration from University of North Carolina - Chapel Hill.

“Lesslie brings many years of experience to our Board.  Her business acumen and knowledge of Foresight will serve the Board well.  I look forward to working with her in the years to come,” said Mr. Robert D. Moore, Foresight’s President, Chief Executive Officer, and Chairman of the Board.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Additionally, Foresight has recently resumed continuous miner production at its Hillsboro complex and continues to evaluate potential future mining options. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett

Corporate Secretary

314-932-6105

investor.relations@foresight.com

cody.nett@foresight.com